EXHIBIT 3.2.5

                           FIFTH ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                       SMART CHOICE AUTOMOTIVE GROUP, INC.

         Pursuant to the provisions of Sections 607.1006 and 607.0602 of the Florida Business Corporation Act, the Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

                                     FIRST:

                                    ARTICLE V

         Article V of the Articles of Incorporation of the Corporation is hereby amended by inserting the following words at the end of such article:

SERIES D CONVERTIBLE PREFERRED STOCK

Three hundred Fifty (350) shares of the authorized and unissued shares of $0.01 par value per share Preferred Stock of the Corporation are hereby designated "Series D Convertible Preferred Stock" (the "Series D Preferred Stock") with the following powers, preferences and rights, and the qualifications, limitations and restrictions hereon:

(1) RANK. The Series D Preferred Stock shall rank, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, senior to the Common Stock and any subsequent issues of stock, whether common or preferred.

(2) DIVIDENDS. Each holder of shares of the Series D Preferred Stock (the "Holder", collectively, the "Holders") shall be entitled to receive out of the assets of the Corporation legally available therefore, cumulative cash dividends at the rate per annum of eleven (11%) percent payable monthly in arrears for a period of sixty (60) months, and thereafter at the rate per annum of twenty (20%) percent payable monthly in arrears, accruing from the date of original issuance ("Original Issuance Date"). In the event that a Holder is not paid dividends within ten (10) days of the due dates for such payments, in accordance with the foregoing, such Holder shall be entitled to receive dividends at a dividend rate which is five percent (5%) per annum greater than the dividend rate then in effect, until all accrued dividends have been paid. If the Corporation remains in default on the monthly dividend payments to a Holder for a period of greater than ninety (90) days, and such default is continuing for a period of thirty (30) days after written notice of such default is sent by a Holder to the Corporation, a Holder may, at its option, receive an amount which is equal to (i) the number of shares of Series D Preferred Stock which have not been converted by such Holder as of such date, TIMES, (ii) $10,000.00, plus all unpaid and accrued dividends and interest in exchange for such shares of Series D Preferred Stock. Unless full cumulative dividends on the Series D Preferred Stock to which Holders are entitled have been paid or are declared and a sum sufficient for the payment thereof has been set apart for the payment of such dividends, no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock of the Corporation or on any other stock of the Corporation ranking junior to or on parity with the Series D Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration or any monies to be paid to or made available for a sinking fund for the redemption of any share of such stock by the Corporation.

(3) LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders are entitled to receive, out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common

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         Stock, or any other holders of stock ranking junior to the Series D
         Preferred Stock, liquidating distributions in the amount of $10,000.00 per share plus accrued and unpaid dividends. If, upon any liquidation, dissolution, or winding up of the Corporation, the amounts payable to the Holders are not paid in full, then the entire assets of the Corporation shall be distributed ratably among the Holders. After payment of the full amount of the liquidating distribution to which they are entitled, the Holders shall not be entitled to any further participation in any distribution of assets by the Corporation. A consolidation or merger of the Corporation, with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this section.

(4) CONVERSION. The Holders shall have conversion rights as follows (the "Conversion Rights"):

         (i) RIGHT TO CONVERT. At any time or times after the Original Issuance Date of the shares of Series D Preferred Stock, any Holder shall be entitled to convert his shares of Series D Preferred Stock into shares of Common Stock of the Corporation at the Conversion Rate, as herein defined, without the payment of any additional consideration by the Holder thereof, at the office of the Corporation or any transfer agent for such shares.

         (ii) CONVERSION RATE. The number of shares of Common Stock issuable upon conversion of each of the shares of Series D Preferred Stock shall be determined according to the following formula (the "Conversion Rate"):

                                CONVERSION AMOUNT
                                -----------------
                                CONVERSION PRICE

         For purposes of this section of Article V, the following terms shall have the following meanings:

         (a) "CONVERSION PRICE" means $6.00, subject to adjustment as provided in Section 8 hereof.

         (b) "CONVERSION AMOUNT" means the amount equal to (A) the number of shares of Series D Preferred Stock that the Holder is converting TIMES
         (B) $10,000.

                  (iii) MECHANICS OF CONVERSION. The Board of Directors may determine in its sole discretion whether fractional shares of Common Stock will be issued upon any conversion of the Series D Preferred Stock. If the Board of Directors determines not to issue fractional shares of Common Stock at the conversion, the Corporation will pay, in lieu of any fractional shares to which the Holder would otherwise be entitled, cash equal to such fraction multiplied by the fair market value of a share of common stock on the conversion date. The fair market value of a share of Common Stock shall be determined by taking the average last closing sale price per share of Common Stock for the twenty (20) consecutive trading days immediately preceding the conversion date. Before any Holder shall be entitled to convert the Series D Preferred Stock into full shares of Common Stock, he shall surrender the certificate or certificates of Series D Preferred Stock for shares of Common Stock to be issued in that conversion. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Holder, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock and/or fractional shares of Common Stock, if any, to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share, if any, to which the Holder may be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series D Preferred Stock to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of

         Common Stock on such date. Any unpaid and accrued dividends shall be paid to a Holder by the Corporation in cash or its equivalent or other mutually agreeable form.

                  (iv) NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

                  (v) COMMON STOCK RESERVED. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of all issued and outstanding shares of the Series D Preferred Stock.

(5) UNAUTHORIZED DISTRIBUTIONS. Notwithstanding any other provision of these Articles, the Corporation will not make any payment due with respect to the Series D Preferred Stock if (a) after giving effect to that payment, the Corporation would not be able to pay its debts as they become due in the usual course of business; or (b) after giving effect to that payment, the Corporation's total assets would be less than the sum of its total liabilities plus (unless the Corporation's articles of incorporation permit otherwise) the amount that would be needed, if the Corporation were to be dissolved at the time of the payment, to satisfy the preferential rights upon dissolution of any shareholders whose preferential rights are superior to the Holders of Series D Preferred Stock; or (c) the Corporation is otherwise prohibited (under then existing laws) from making any payment due with respect to the Series D Preferred Stock. Nothing contained herein shall amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Shares, Series B Preferred Shares, or Series C Preferred Shares.

(6) MANDATORY CONVERSION BY CORPORATION/REDEMPTION BY CORPORATION.

         (a) At any time or times more than thirty-six (36) months after the Original Issuance Date of Series D Preferred Stock, the Corporation may at its option and in the sole discretion of the Corporation's Board of Directors, convert any or all of the then outstanding shares of Series D Preferred Stock into shares of Common Stock of the Corporation as provided above; provided however, that in no event may the Corporation convert the Series D Preferred Stock unless and until (a) the Corporation gives the Holder written notice of (which cannot be given prior to that date which is two (2) years and eleven
                  (11) months after the Original Issuance Date and which shall set forth the date the conversion is to be effective) its intent to call or convert, (b) the average last closing sale price per share of the Common Stock for the twenty (20) consecutive trading days immediately preceding the date of such notice equals or exceeds two (2.0) times the Conversion Price then in effect, (c) such notice is given within ten (10) days after the last day of the twenty (20) consecutive trading day period, and (d) the conversion occurs within fifteen (15) days after the last day of the twenty (20) consecutive trading day period. Upon any such call or conversion such Holder shall surrender the certificate or certificates for the shares of Series D Preferred Stock so called or converted. If the Corporation elects to convert, the Corporation shall issue such Holder shares of Common Stock for the shares of Series D Preferred Stock so converted.

         (b) At any time or times more than sixty (60) months after the Original Issuance Date of Series D Preferred Stock, the Corporation may at its option and in the sole discretion of the Corporation's Board of Directors, call any or all the outstanding shares of Series D Preferred Stock for cash at a price of $10,000.00 per share plus any unpaid and accrued dividends as provided above, provided that the Corporation gives the Holder thirty (30) days prior written notice of its intent to call.

         (c) If the Corporation at any time or times elects to convert or call less them all the shares of Series D Preferred Stock in accordance with this Section 6, then the number of shares of a Holder so called or converted shall be determined among the Holders PRO RATA based on the aggregate number of shares held by such Holder.

(7) VOTING RIGHTS. Except as expressly required by applicable law, the Holders will not be entitled to vote. However, upon conversion of shares of Series D Preferred Stock as provided above, the holder of the Common Stock received pursuant to such conversion shall be entitled to one vote for each share of Common Stock received upon such conversion.

(8) ADJUSTMENT OF CONVERSION PRICE. The Conversion Price shall be adjusted from time to time as follows:

         (a) In case the Corporation shall hereafter (i) pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or
                  (iv) issue by reclassification of its Common Stock any shares of capital stock of the Corporation, the Conversion Price in effect immediately prior to such action shall be adjusted so that the Holder shall thereafter be entitled to receive the number of shares of Common Stock or other capital stock of the Corporation which it would have owned immediately following such action had the Series D Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this subparagraph (a) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subparagraph (a), the Holder thereafter surrendering the Series D Preferred Stock for conversion shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Corporation, the Board of Directors of the Corporation shall determine, on the basis of the opinion of an independent financial advisor, the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Common Stock and other capital stock.

         (b) In case the Corporation shall hereafter issue rights or warrants to holders of its outstanding shares of Common Stock generally entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (as determined pursuant to subparagraph
                  (d) of this paragraph) of the Common Stock on the record date mentioned in this subparagraph (b) below, the Conversion Price of the shares of Common Stock shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights or warrants by a fraction the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such current market price, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants.

         (c) In case the Corporation shall hereafter distribute to holders of its outstanding Common Stock generally evidences of its indebtedness or assets (excluding any cash dividend paid from retained earnings of the Corporation and dividends or distributions payable in stock from which adjustment is made pursuant to subparagraph (a) of this paragraph) or rights or warrants to subscribe to securities of the Corporation (excluding those referred to in subparagraph (b) of this paragraph), then in each such case the Conversion Price of the shares of Common Stock shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction the numerator of which shall be the current market price per share (determined as provided in subparagraph (d) of this paragraph) of the Common Stock on the record date mentioned in this subparagraph (c) below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed to the holder of one share of Common Stock or of such subscription rights or warrants applicable to one share of Common Stock, and the denominator of which shall be such current market price per share of Common Stock. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

         (d)      For the purpose of any computation under subparagraphs (a),
                  (b) or (c) of this paragraph, the current market price per share of Common Stock on any date shall be deemed to be the average of the last closing sale prices for the twenty (20) consecutive trading days (each, a "Trading Day") before the day in question. The market price for each such Trading Day shall be (i)_in the case of a security listed or admitted to trading on any securities exchange, the last reported sale price, regular way (as determined in accordance with the practices of such exchange), on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day (and in the case of a security traded on more than one national securities exchange, at such price or such average, upon the exchange on which the volume of trading during the last calendar year was the greatest), (ii)_in the case of a security not then listed or admitted to trading on any securities exchange, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation service designated by the Corporation,
                  (iii)_in the case of a security not then listed or admitted to trading on any securities exchange and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or the WALL STREET JOURNAL, or if there are no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 days prior to the date in question) for which prices have been so reported, and (iv)_in the case of a security determined by the Corporation's Board of Directors as not having an active quoted market or in the case of other property, such fair market value as shall be determined by the Board of Directors.

         (e) In any case in which the provisions of subparagraphs (a) through (c) of this paragraph shall require that an adjustment be made immediately following a record date, the Corporation may elect to defer (but only until five business days following the filing by the Corporation with the Holder of the certificate of independent public accountants described in subparagraph (g) below) issuing to the Holder if converted after such record date the shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment.

         (f) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly deliver to the Holder (i) a certificate of a firm of independent public accountants setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment and (ii) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price.

         (g) In the event that at any time as a result of an adjustment made pursuant to subparagraph (a) of this paragraph, the Holder thereafter surrendering the Series D Preferred Stock for conversion shall become entitled to receive any shares of the Corporation other than shares of Common Stock, thereafter the Conversion Price of such other shares so receivable upon conversion of the Series D Preferred Stock or any portion hereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs (a) through (g) hereof.

(9) LIMITATIONS ON ISSUANCES OF ADDITIONAL SHARES OF SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK, SERIES B PREFERRED STOCK, SERIES C PREFERRED STOCK AND OTHER CONVERTIBLE PREFERRED STOCK. The Corporation will not (i) issue or re-issue any additional shares of Series A Redeemable Convertible Preferred Stock, Series B Preferred Stock (except for issuing an additional eighty (80) shares of Series B Preferred Stock), or Series C Preferred Stock, including without limitation, any such shares which have been converted to shares of Common Stock, or (ii) issue or re-issue shares of Series D Preferred Stock such that the number of issued and outstanding shares of Series D Preferred Stock would exceed Three Hundred and Fifty (350) (based on a stated value per share of $10,000), or (iii) issue any shares of Convertible Preferred Stock which rank, with respect to dividend rights or rights upon liquidation, dissolution and winding up on Corporation, senior to the Series D Preferred Stock.

SECOND:

         Pursuant to Section 607.0602 of the Florida Business Act, the Board of Directors adopted this Amendment to Article V of the Articles of Incorporation effective as of June 22, 1998 without shareholder action.

         IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this instrument this 22nd day of June, 1998.



                                              /s/ JOSEPH E. MOHR
                                              ----------------------------
                                              Joseph E. Mohr
                                              Executive Vice President and
                                              Chief Financial Officer